Exhibit 5


                        AlliedSignal Inc.
                         Law Department
                          P.O. Box 2245
                    Morristown, NJ 07962-2245


                                   July 22, 1999

AlliedSignal Inc.
101 Columbia Road
Morristown, NJ 07962

Ladies and Gentlemen:

     As Assistant General Counsel, Corporate and Finance, of AlliedSignal Inc., a Delaware corporation (the "Company"), I have examined the restated certificate of incorporation and bylaws of the Company as well as such other documents and proceedings as I have considered necessary for the purposes of this opinion. I have also examined and am familiar with the Company's registration statement on Form S-8 (the "Registration Statement") as filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to 38,123,477 shares of the Company's Common Stock, par value $1.00 per share (the "Common Shares"), which may be issued pursuant to the 1993 Stock Plan for Employees of AlliedSignal Inc. and its Affiliates (the "Plan").

     Based upon the foregoing, and having regard to legal considerations which I deem relevant, I am of the opinion that the Common Shares, when issued pursuant to the terms of the Plan, shall be validly issued, fully paid and non-assessable.

      I hereby consent to the inclusion of this opinion letter as an exhibit to the Registration Statement and the reference to me under the caption "Interests of Named Experts and Counsel". In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act.


                                   Very truly yours,


                                   /s/ J. Edward Smith
                                   J. Edward Smith
                                   Assistant General Counsel
                                   Corporate and Finance